Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State or Other Jurisdiction of Incorporation Or Organization

Alenco Building Products Management, L.L.C.	Delaware

Alenco Extrusion GA, L.L.C.	Delaware

Alenco Extrusion Management, L.L.C.	Delaware

Alenco Holding Corporation	Delaware

Alenco Interests, L.L.C.	Delaware

Alenco Trans, Inc.	Delaware

Alenco Window GA, L.L.C.	Delaware

Aluminum Scrap Recycle, L.L.C.	Delaware

AWC Arizona, Inc.	Delaware

AWC Holding Company	Delaware

Foundation Labs by Ply Gem, LLC	Delaware

Gienow Canada Inc.	Alberta, Canada

Glazing Industries Management L.L.C.	Delaware

Great Lakes Window, Inc.	Ohio

Kroy Building Products, Inc.	Delaware

Mastic Home Exteriors, Inc.	Ohio

Mitten, Inc.	Ontario, Canada

MW Manufacturers Inc.	Delaware

MWM Holding, Inc.	Delaware

Napco, Inc.	Delaware

New Alenco Extrusion, Ltd.	Texas

New Alenco Window, Ltd.	Texas

New Glazing Industries, Ltd.	Texas

Ply Gem Canada, Inc.	Canada

Ply Gem Industries, Inc.	Delaware

Ply Gem Pacific Windows Corporation	Delaware

SimEx, Inc.	West Virginia

Simonton Building Products LLC	Delaware

Simonton Industries, Inc.	California

Simonton Windows, Inc.	West Virginia

Simonton Windows & Doors, Inc.	Delaware

Variform, Inc.	Missouri